UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 15, 2007

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (415) 445-6530

(Former name or former address if changed since last report)

Item 8.01

On May 15, 2007, we announced that our board of directors approved regular common and preferred stock dividends for the quarter ending June 30, 2007. All common and preferred dividends will be payable on Friday, June 29, 2007 to shareholders of record on Friday June 15, 2007.

The quarterly common dividend payment of $0.5375 is equivalent to $2.15 per common share on an annualized basis, and represents a yield of approximately 3.5% on Monday’s closing price of $61.50 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties
BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,681 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,089 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units. As of 03/31/07.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit	Number

99.1	Press Release dated May 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: May 15, 2007	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.